February 4, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Cove Apparel, Inc.


Dear Commissioners:

We have read the statements contained in item 4 "Changes in Registrant's Certifying Accountant" of the Form 8-K of Cove Apparel, Inc. to be filed with the Securities and Exchange Commission on or around February 4, 2004 and agree with the statements contained therein.



Very truly yours,

/s/ Stonefield Josephson, Inc.
---------------------------------
Stonefield Josephson, Inc.
Certified Public Accountants